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                                                                   EXHIBIT 99(c)

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (this "Agreement"), dated effective as of June 25, 1999, is entered into by and among Williamson County Cablevision Company, a Texas corporation ("Target"), John Muraglia, Dale Hoffman, Lola H. McDaniel and the Estate of Moran K. McDaniel, Deceased, by and through its Co-Executors, Melissa Lyons Gardner and Mark A. Lyons (the "Shareholders"), TCA Cable TV of Central Texas, Inc., a Texas corporation ("Sub"), and TCA Cable TV, Inc., a Texas corporation ("Parent").

                                   WITNESSETH:

         WHEREAS, the Shareholders own all of the issued and outstanding capital stock of Target (the "Stock"), and desire to cause the merger of Target into Sub (the "Merger") in exchange for shares of Parent's common stock, $.10 par value. ("TCA Stock");

         WHEREAS, Parent desires that Sub acquire the assets and business of Target pursuant to the Merger, and has established Sub to facilitate the Merger;

         WHEREAS, the Shareholders and the respective Boards of Directors of Parent, Sub, and Target have approved the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") pursuant to the provisions governing forward triangular mergers.

         NOW THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   The Merger

         Section 1.01. Effect of the Merger.

         (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger executed by Parent, Sub, Target and the Shareholders on the same date herewith (the "Agreement of Merger"), Target shall be merged into Sub and the separate existence of Target shall thereupon cease, in accordance with the applicable provisions of the laws of the State of Texas.

         Sub will be the surviving corporation in the Merger (sometimes referred to herein as the ("Surviving Corporation") and will continue to be governed by the laws of the State of Texas, and the separate existence of Sub and all of its rights, privileges, immunities and franchises,

                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 1


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public or private, and all its duties and liabilities as a corporation organized under the laws of the State of Texas and other applicable laws, will continue unaffected by the Merger.

         At the Effective Time (as set forth in the Agreement of Merger), by virtue of the Merger and without any action on the part of any member of Sub, and without any action on the part of any holder of any capital stock of Target, all outstanding capital stock of Target of any kind or nature shall be canceled and shall cease to exist.

         For the purposes of this Agreement, (i) the term "Closing" shall mean the closing of the Merger and the other transactions contemplated by this Agreement at such time and place as shall be mutually agreed upon in writing by all of the parties hereto, and (ii) the term "Closing Date" shall mean such date as may be decided solely by the Shareholders of Target by written notice to Parent and Sub, provided that approvals required by Sections 8.06 and 8.07 have been obtained.

         Section 1.02. Conversion of Target Stock into TCA Stock.

                  (a) Preliminary Merger Consideration. The value of the consideration to be paid by Parent to the Shareholders (the "Preliminary Merger Consideration") shall be $33,988,500, which shall be paid by delivery of 679,770 shares of TCA Stock of Parent, valued for such purposes at $50.00 per share (the "Closing Shares"). A reasonable amount of the Preliminary Merger Consideration is allocated by the parties to the Noncompetition Agreement referred to in
Section 2.01 (a) hereof. Following the Effective Time, no Shares of Target shall be deemed to be outstanding, or to have any rights other than those rights set forth in this Section 1.02 and in Section 1.3 hereof. The Preliminary Merger Consideration set forth in this Section 1.02(a) shall be subject to adjustment as described in Section 1.02(b).

                  (b) Adjusted Merger Consideration. It is recognized that the Preliminary Merger Consideration set forth above was calculated based upon the Target's best estimate of the number of Equivalent Basic Subscribers receiving Target's basic tier of cable television service as of the Closing Date. The Preliminary Merger Consideration shall be adjusted to the extent required under the provisions of Section 1.02(b)(i), (ii), and (iii) set forth below, and as adjusted shall be referred to as the "Adjusted Merger Consideration."

                      (i) Subscriber Adjustment. If the actual number of Target's Equivalent Basic Subscribers on the Closing Date exceeds or is less than 10,790 by more than three percent (3%), the Preliminary Merger Consideration shall be increased by the excess or decreased by the deficiency, as the case may be, by multiplying the excess or deficiency in the number of such customers by $3,150.00.

         "Equivalent Basic Subscribers" shall mean the number of active customers for Basic Services (as hereinafter defined) either in a single household, a commercial establishment or a multi-unit dwelling (including a hotel unit); provided, however, that the number of subscribers in a commercial


                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 2

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establishment or multi-unit dwelling that obtain service on a "bulk-rate" basis shall be determined for each franchise area by dividing the gross bulk-rate billings for Basic Services and expanded basic services (but excluding billings from a la carte tiers or premium services, installation or other non recurring charges, converter rental or any outlet or connection other than the first outlet or connection, pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such commercial establishment or multi-unit dwelling during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the Basic Rate. For purposes of this definition
(i) an "active subscriber" shall mean, as of any date, any person, commercial establishment or multi-unit dwelling that is paying for and receiving Basic Services from the System who has an account that is not more than sixty (60) days past due (except for past due amounts of $5.00 or less, provided such account is otherwise current) who is not pending disconnection for any reason; and (ii) the number of days a subscriber account is past due shall be calculated from the first day of the period for which the applicable billing relates.

         "Basic Rate" shall mean the rate charged at the date of determination to individual households for Basic Services, excluding charges from a la carte tiers, premium services, pay-per- view television, installation or other non-recurring charges, converter rental, pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and similar frees. "Basic Services" shall mean the lowest tier of cable television programming sold to subscribers of the System for which subscribers served by the System pay a fixed monthly fee to the cable operator, excluding expanded basic services, a la carte tiers, premium services, pay-per-view television and any charges for additional outlets and installation fees, any revenues derived from the rental of converters, remote control devices and other like charges for equipment.

             (ii) Guaranteed Merger Consideration Adjustment. Parent guarantees that the Shareholders will, at Closing, receive shares of Common Stock of TCA Cable TV, Inc. ("Parent Common Stock") with a total market value at Closing, equal to or greater than the Preliminary Merger Consideration, regardless of whether the Ten Day Average Price of Parent's Common Stock is below $50.00 per share (the "Guaranteed Merger Consideration"). Additionally, Parent guarantees that after Closing, in the event the merger agreement between Parent and Cox Communications, Inc., dated May 11, 1999 (the "Cox-TCA Merger Agreement") is terminated, and that following the announcement of such termination the price of Parent's Common Stock drops, Parent will deliver additional Parent Common Stock to the Shareholders such that the Shareholders will have the Guaranteed Merger Consideration.

                  1) Ten Day Average Price. For purposes of determining whether and to what extent any adjustment should be made under this Section 1.02(b)(ii), the ten trading day average closing price for the Parent Common Stock for the period up to and including the second day before the Event Date shall control (the "Ten Day Average Price"). The Event Date in the case of a Guaranteed Merger Consideration Adjustment at Closing shall be the Closing Date. The Event Date in the case of a Guaranteed Merger Consideration Adjustment after Closing shall be the twelfth day

                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 3



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             after the date of public announcement of termination of the Cox-TCA
             Merger Agreement.

                  2) Method of Adjustment. If the Ten Day Average Price is less than $50.00 per share, the Preliminary Merger Consideration shall be increased by an amount equal to the difference between $50.00 and the Ten Day Average Price, multiplied by the number of Closing Shares. In order to determine the additional Closing Shares to be delivered to the Shareholders, the resulting figure shall then be divided by the Ten Day Average Price.

         (c) Accounting Adjustment. The Preliminary Merger Consideration shall also be adjusted in the following, manner to reflect the amount by which Target's current assets exceed or are less than its current liabilities, each determined in accordance with past accounting practices of Target: The total purchase price shall be increased by $1.00 for each $1.00 that current assets exceed, or decreased by $1.00 for each $1.00 that current assets are less than, current liabilities as of the close of business on the day preceding the Closing Date.

         (d) Delivery of the Closing Shares. The Closing Shares shall be delivered by Parent to the Shareholders pursuant to the provisions of this Agreement.

         Section 1.03. Determination and Delivery of Adjustments. The Adjusted Merger Consideration pursuant to Section 1.02(b) shall be determined and delivered in accordance with the following procedures:

         (a) Subscriber Adjustment. Target shall prepare and deliver to Parent and Sub not later than ten days before the Closing Date a preliminary settlement statement (the "Preliminary Settlement Statement") which shall set forth Target's good faith estimate of Equivalent Basic Subscribers as of Closing and any adjustments to the Preliminary Merger Consideration under Section 1.02(b)(i). The Preliminary Settlement Statement shall contain all information reasonably necessary to determine the adjustments to the Preliminary Merger Consideration under Section 1.02(b)(i), to the extent such adjustments can be determined or estimated as of the date of the Preliminary Settlement Statement, and such other information as may be reasonably requested by Parent and Sub.

         (b) Guaranteed Merger Consideration Adjustment. With respect to adjustment to the Preliminary Merger Consideration under Section 1.02(b)(ii), the Adjusted Merger Consideration shall be delivered to the Shareholder Representative not later than the tenth business day after the Event Date.

         (c) Accounting Adjustment. With respect to adjustment to the Preliminary Merger Consideration under Section 1.02(b)(iii), the Adjusted Merger Consideration shall be delivered to the Shareholder Representative or to the Parent, as the case may be, not later than the 30th business day after the Closing Date. No later than 15 days after the Closing Date, Chris Cahill, Mills, Shirley, Eckel & Bassett, 2228 Mechanic Street, Suite 400, Galveston, Texas 77550 (the "Shareholder


                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 4

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Representative"), will deliver to Parent and Sub a statement (the "Accounting
Adjustment") setting forth the Shareholders' determination of the Adjusted Merger Consideration as adjusted pursuant to Section 1.02(b)(iii) and the calculation thereof, certified by the Shareholders to be accurate as of the date delivered.

         (d) Form of Consideration. All Subscriber Adjustments, Guaranteed Merger Consideration Adjustments, and Accounting Adjustment payable to the Shareholders shall be paid in additional Closing Shares, to the extent possible, or in cash otherwise. All Accounting Adjustments payable to Parent shall be paid in cash.

         Section 1.04. Tax Status of Merger. The Merger and the transfer of the Closing Shares to the Shareholders contemplated by this Agreement are intended by the parties to qualify as a forward triangular tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(P) of the Code, and each of the parties hereto agrees to act with respect to the Stock and the Closing Shares, as applicable, and take such other steps, including the proper filing of plans of reorganization and articles of merger, as shall be necessary to insure the tax-free status of the transaction under such Code sections and the underlying regulations.

         Section 1.05. Status of TCA Stock. Each Shareholder acknowledges that his or its Closing Shares are being acquired without any view to a transfer, sale, assignment or other distribution thereof other than a transfer, sale, assignment or other distribution not in violation of the Securities Act of 1933, as amended. The Shareholders agree to and shall execute a Letter of Investment Intent relating to their ownership of the Closing Shares in the form of the letter attached hereto as Exhibit 1.05, and agree to remain subject to the representations, warranties and covenants made therein after the Closing Date.

As a condition to Target's obligation to close, Parent agrees that it shall, at the sole expense of Parent, register all of the Closing Shares in the manner described in Section 4.05 hereof.

                                   ARTICLE II

                               Closing Deliveries

         Section 2.01. Deliveries of Target and the Shareholders. At the Closing, Target and the Shareholders shall deliver to Parent the following, all of which shall be in form and content satisfactory to Parent and its counsel:

         (a) executed Noncompetition Agreement (the "Noncompetition Agreement") among Target, Parent and the Shareholders, in the form of the agreement attached as Exhibit 2.01(b);


         (b) a separate Letter of Investment Intent, in the form attached hereto as Exhibit 1.05, executed by the Shareholders;

                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 5

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         (c) a copy of resolutions of the Board of Directors of Target authorizing the execution, delivery and performance of this Agreement, the Agreement of Merger and all related documents and agreements, each certified by the Secretary of that corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (d) a separate certificate of the President of Target, dated the Closing Date, (i) as to the truth and correctness of the representations and warranties of Target contained herein on and as of the Closing Date, (ii) as to the performance of and compliance by Target and the Shareholders with all covenants contained herein on and as of the Closing Date, and (iii) certifying that all conditions precedent of Target to the Closing have been satisfied;

         (e) a certificate of the Secretary of Target certifying as to the incumbency of the directors and officers of Target and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Target;

         (f) a certificate, dated within thirty (30) days of the Closing Date, of the Secretary of State of the State of Texas establishing that Target is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in that state;

         (g) certificates, dated within thirty (30) days of the Closing Date, of the Secretaries of State of the states in which it is necessary for Target to be qualified to do business, to the effect that Target is qualified to do business and is in good standing as a foreign corporation in each of such states, if applicable;

         (h) an opinion of legal counsel to Target and the Shareholders, dated as of the Closing Date, in the form attached hereto as Exhibit 2.01(h), and an opinion of FCC counsel to Target and the Shareholders, dated as of the Closing Date, in the form attached hereto as Exhibit 2.01 (h-a);

         (i) all necessary authorizations, consents, approvals, permits and licenses referenced in Schedule 3.08;

         (j) releases from the Shareholders to Williamson County Cablevision Company for any security interests or liens held by the Shareholders in the form attached hereto as Exhibit 2.01(j), if applicable; and

         (k) such other instrument or instruments as shall be necessary or appropriate, as Parent or its counsel shall reasonably request, to vest in Parent good and marketable title to the Stock.

         Section 2.02. Deliveries of Parent. At the Closing, Parent shall deliver the following to Target or the Shareholders, as applicable:

         (a) the Closing Shares and the Cash Portion to the Shareholder Representative for the benefit of the Shareholders;


                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 6

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         (b) the Noncompetition Agreement;

         (c) a separate certificate of each of the President or any Vice President of Parent and Sub, dated the Closing Date, (i) as to the truth and correctness of the representations and warranties of Parent and Sub contained herein on and as of the Closing Date, (ii) as to the performance of and compliance by Parent and Sub with all covenants contained herein on and as of the Closing Date, and (iii) certifying that all conditions precedent of Parent and Sub to the Closing have been satisfied;

         (d) a certificate of the Secretary of Parent certifying as to the incumbency of such officers of Parent, and as to their signatures, who have executed documents delivered at the Closing on behalf of Parent;

         (e) a certificate of the Secretary of Sub certifying as to the incumbency of such officers of Sub, and as to their signatures, who have executed documents delivered at the Closing on behalf of Sub;

         (f) a certificate, dated within thirty (30) days of the Closing Date, of the Secretary of State of the State of Texas, establishing, that Parent is in existence, has paid all franchise taxes and is in good standing to transact business in such state, if necessary to do so;

         (g) a certificate, dated within thirty (30) days of the Closing Date, of the Secretary of State of the State of Texas, establishing, that Sub is in existence, has paid all franchise taxes and is in good standing to transact business in such state, if necessary to do so;

         (h) an opinion of legal counsel to Parent and Sub, dated as of the Closing Date, in form attached hereto as Exhibit 2.02(h);

         (i) an opinion of legal counsel to Parent and Sub, dated as of the Closing Date, confirming the matters set forth in Section 4.05 hereof (to include the specific language contained in such Section); and

         (j) entity resolutions for Parent and Sub approving the transactions.

                                   ARTICLE III

          Representations and Warranties of Target and the Shareholders

         Section 3.01. Ownership of the Stock. The Shareholders severally represent and warrant that they own, beneficially and of record, good and marketable title to the Stock, which constitutes all of the issued and outstanding capital stock of Target free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholder agreements.


                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 7

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         Target represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

         Section 3.02. Organization and Good Standing: Qualification. Target is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Target is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in
Schedule 3.02, except where the failure to be qualified or licensed would not have a material adverse effect on the business of Target. Target does not have any assets, employees or offices located in any state other than the states listed in Schedule 3.02.

         Section 3.03. Capitalization of Target. The authorized capital stock of Target consists of 20,000 shares of common stock, $10.00 par value per share, of which 10,000 shares are issued and outstanding. No shares of such capital stock are held in the treasury of Target. All of issued and outstanding shares of capital stock of Target are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of Target for which a release has not been obtained prior to Closing. Neither the Shareholders nor Target are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of Target. No shares of capital stock of Target have been issued or disposed of in violation of the preemptive rights of any of Target's Shareholders. All accrued dividends on the capital stock of Target, whether or not declared, have been paid in full.

         Section 3.04. Corporate Records. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of Target which have been delivered to Parent are true, correct and complete copies thereof, as in effect on the date hereof. To Target's knowledge, the minute book of Target, a copy of which has been delivered to Parent, contains accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the Shareholders of Target since its formation.

         Section 3.05. Authorization and Validity. The execution, delivery and performance by Target of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Target and the Shareholders. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Target and the Shareholders, as applicable, and constitute or will constitute legal, valid and binding obligations of Target and the Shareholders, as applicable, enforceable against Target and the Shareholders in accordance with their respective terms. To Target's knowledge, and, if applicable, subject to the receipt of the various third-party



                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 8

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consents and approvals described in the Schedules hereto, the Merger will not impair the ability or authority of Sub to carry on the business now conducted by Target in any material respect.

         Section 3.06. No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will materially (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Target or any agreement, indenture or other instrument under which Target is bound or to which the appropriate portion of the Stock or any of the assets of Target are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Stock or any of the assets of Target, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Target, the Stock or the assets of Target.

         Section 3.07. Financial Statements. Target has furnished to Parent the balance sheet and related statements of income, retained earnings and cash flows for the twelve-month periods ended December 31, 1996 through December 31, 1998, including the notes thereto, and will, prior to the Closing Date, furnish the audited statements for the one year period ending December 31, 1998 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, are in accordance with the books and records of Target fairly present the financial condition and results of operations of Target as of the dates and for the periods indicated and have been prepared on a cash basis of accounting and on a proper and consistent basis.

         Section 3.08. Target Required Consents. A list and brief description of all required consents, authorizations and approvals required under the Target system franchise, Target system licenses, Target system contracts, Target governmental or public body or authority filing or permit, any Target lender or bank loan or agreement, and the leases and other documents evidencing Target leased property and Target other real property interests are set forth in
Schedule 3.08. If for any reason Target fails to make a filing, or to obtain a consent, the failure of Target to do so shall not, individually or in the aggregate, have an adverse effect on the Target system, on the Shareholders' ability to perform their obligations under this Agreement, on Target's cable business, or on Target's ability to conduct such business after the Merger in substantially the same manner as it is currently being conducted.

         Section 3.09. Target System Contracts. A list and brief description of all pole line agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, multiple dwelling, bulk billing or commercial service agreements (other than Target system franchise and Target system licenses) to which Target is a party are set forth in Schedule 3.09. Such documents constitute the entire agreement with the other party. Each of the Target system contracts is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Target and to Target's knowledge, each other party thereto is not in breach or default of any material terms or conditions thereunder.


                                   AGREEMENT AND PLAN OF REORGANIZATION - Page 9

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         Section 3.10. Target System Franchise. A list and brief description of the franchises to which Target is party are set forth on Schedule 3.10. The Target system franchise contains all of the commitments and obligations of Target to the applicable governmental authority granting such franchise with respect to the construction, ownership and operation of the Target system. The Target system franchise is currently in full force and effect, is not in default and is valid under all applicable legal requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or to Target's knowledge threatened, to terminate, suspend or modify the Target system franchise and Target is, or will be as of the Closing Date, in material compliance with the terms and conditions of all the Target system franchise and other applicable requirements of all governmental authorities (including the FCC and the U.S. Copyright Office) relating to the Target system franchise, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

         Section 3.11. Target System Licenses. A list and brief description of the intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, and copyright notices issued by the FCC and used or held for use in Target's cable business are set forth on Schedule 3.11. The Target system licenses are currently in full force and effect, are not in default and are valid under all applicable legal requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or to Target's knowledge threatened, to terminate, suspend or modify the Target system licenses and Target is, or will be as of the Closing Date, and the Target system licenses and other applicable requirements of all governmental authorities (including the FCC and the U.S. Copyright Office) relating to the Target system licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

         Section 3.12. Target Tangible Personal Property. A list and brief description of all tangible personal property, including towers (other than towers on Target owned property), tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are used or held for use in Target's cable business are set forth on Schedule 3.12. Target has exclusive, good and marketable title to (or, in the case of assets that are leased, valid leasehold interests in) the Target assets. Target's assets are free and clear of all liens, except (a) permitted liens, and (b) liens which will be terminated, released or, in the case of the rights of first refusal, waived, as appropriate, at or prior to the Closing. Target's tangible personal property is in good operating condition and repair (ordinary wear and tear excepted).

         Section 3.13. Liabilities and Obligations. Except as set forth in
Schedule 3.13, the Financial Statements provided reflect all liabilities of Target, including all reserves, if applicable, and any liabilities not required to be reflected or reserved are not material to the financial condition or prospects of Target's business. Except as set forth in the Financial Statements, Target is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association,


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 10

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partnership, joint venture, trust or other entity, and Target knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

         Section 3.14. Absence of Certain Changes. Any other provisions of this Agreement to the contrary notwithstanding, it is understood and agreed that cash, cash equivalents, and any Shareholder capital contributions or loans available to Target may be expended by Target in order to enable Target to pay the costs and expenses associated with the consummation of this transaction and the simultaneous transactions involving Target's affiliated companies (including but not limited to: substantial employee bonuses outside the ordinary course of business, sales commissions, attorneys, accountant and other professional fees; telephone, delivery and copying charges; travel expenses; other closing expenses; wind-up costs; final taxes and other similar or dissimilar costs) and/or paid out as dividends or distributions to the Shareholders, provided that such expenditures do not limit or impair Target's ability to carry on its business in the ordinary course between the date hereof and the Closing Date, and do not reduce the amount by which current assets exceed current liabilities to less than zero (0). Except as set forth above and in Schedule 3.14, since March 31, 1999, Target has not, except in the ordinary course of business:

         (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of Target, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

         (b) contracted for the purchase of any capital assets not to exceed $10,000, without Parent's prior approval, other than those identified in Target's financial statements dated December 31, 1998, previously provided to Parent or other than those used or to be used in Target's routine and regular ongoing plant expansion program;

         (c) incurred any indebtedness for borrowed money or issued or sold any debt securities;

         (d) incurred or discharged any liabilities or obligations;

         (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any debts or claims or released or waived any rights or claims except write-offs of accounts receivable in accordance with Target's regular subscriber disconnect and account write-off;

         (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets;

         (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could reasonably be expected to materially and adversely affect, its business;

         (h) acquired or disposed of any assets;


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 11

         (i) written up or written down the carrying value of any of its assets;

         (j) changed the costing system or depreciation methods of accounting for its assets;

         (k) waived any material rights or forgiven any material claims;

         (l) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could reasonably be expected to materially and adversely affect, its business or assets;

         (m) increased the compensation of or paid any bonus to any director or officer;

         (n) increased the compensation of or paid any bonus to any employee;

         (o) made any payments to or loaned any money to any person or entity referred to in Section 3.33;

         (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

         (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to such capital stock or securities, or agreed to change the terms and conditions of any such rights;

         (r) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement, except in the ordinary course of business;

         (s) entered into, adopted or amended any Employee Benefit Plan (as hereinafter defined); or

         (t) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Target taken as a whole.

         Section 3.15. Title; Leased Assets.

         (a) Real Property. A description of all interests in real property owned by Target (collectively, the "Real Property") is set forth in Schedule 3.15(a). Except as set forth in Schedule 3.15(a), Target has good, valid and marketable title to all the Real Property. The Real Property and


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 12
the leased real property referred to in Section 3.15(c) constitute the only real property used in the conduct of the business of Target.

         (b) Personal Property. Except as set forth in Schedule 3.15(b), Target has good, valid and marketable title to all tangible and intangible personal property owned by them (collectively, the "Personal Property"). The Personal Property and the leased personal property referred to in Section 3.15(c) constitute the only personal property used in the conduct of the business of Target.

         (c) Leases. A list and brief description of all leases of real and personal property to which Target is a party, either as lessor or lessee, are set forth in Schedule 3.15(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         (d) Right to Use Assets. Except for those assets acquired since December 31, 1998, which are listed in Schedule 3.15(d), all tangible and intangible assets used in the conduct of the business of Target are reflected in the Financial Statements in a manner that is in conformity with past accounting practices of Target, consistently applied. Target owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of Target, which will not be impaired by the consummation of the transactions contemplated hereby.

         Section 3.16. Commitments.

         (a) Commitments; Defaults. Except as set forth in Schedules attached hereto, Target has not entered into, and the Stock, the assets, and the business of Target are not bound by, whether or not in writing,

             (i)     partnership or joint venture agreement;

             (ii)    deed of trust or other security agreement;

             (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

             (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

             (v)     labor or collective bargaining agreement;

             (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 13

             (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

             (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

             (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

             (x)     agreement between Target and any affiliate of Target;

             (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of Target;

             (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving, more than $10,000 in the aggregate;

             (xiii)  powers of attorney;

             (xiv)   contracts containing noncompetition covenants;

             (xv) any other contract or agreement that involves either an unperformed commitment in excess of $5,000 or that terminates more than 30 days after the date hereof,

             (xvi) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.33;

             (xvii) agreement providing for the purchase from a supplier of all or substantially all of the requirements of Target of a particular product or service; or

             (xviii) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of Target.

         All of the foregoing items which are listed on the attached Schedules are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of any oral Commitments, have heretofore been delivered or made available to Parent. There are no material existing defaults, events of default or events, occurrences, acts or omissions which, with the giving of notice or lapse of time or both, would constitute material defaults by Target and no penalties have been incurred nor are amendments pending, with respect to the Commitments. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, offsets or counterclaims have been asserted, or to the knowledge


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 14
of Target may be made by any party thereto, nor has Target waived any rights thereunder. Target has not received notice of any default with respect to any Commitment.

         (b) No Cancellation or Termination of Commitment. Except as contemplated hereby, Target has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and Target knows of no fact that would justify the exercise of such a right. Target does not currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.16(b), to the knowledge of Target, none of the customers or suppliers of Target have refused, or communicated that they will or may refuse, to purchase or supply goods or services, as the case may be, or have communicated that they will or may substantially reduce the amounts of goods or services that they are willing to purchase from, or sell to, Target.

         Section 3.17. Adverse Agreements. Target is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation not generally applicable to other cable television system operators that materially and adversely affects, or so far as Target can now reasonably foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Target.

         Section 3.18. Insurance. A list and brief description of all insurance policies of Target are set forth in Schedule 3.18. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility and in amounts and against such risks and losses as are customary in its industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Parent on or prior to the date hereof.

         Section 3.19. Subscribers. Target represents that the cable system shall have at least 10,250 Equivalent Basic Subscribers as of the Closing Date.

         Section 3.20. [Reserved]

         Section 3.21. Trade Secrets and Customer Lists. Target has the right to use, free and clear of any claims or rights of others, except claims or rights specifically set forth in Schedule 3.21, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by Target. Target is not using or in any way making use of any confidential information or trade secrets of any third party.

         Section 3.22. Taxes.

         (a) Filing of Tax Returns, Target has duly and timely filed with the appropriate governmental agencies all tax returns (including information returns) and reports required to be filed


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 15
by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of Target for the periods covered thereby.

         (b) Payment of Taxes. Target has paid or accrued, if applicable, all taxes, penalties and interest which have become due with respect to any returns that it has filed and any assessments of which it is aware. Target is not delinquent in the payment of any tax, assessment or governmental charge.

         (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Except as listed in Schedule 3.22(c), no tax deficiency or delinquency has been asserted against Target. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Target that could be asserted by any taxing authority. There is no taxing authority audit of Target pending, or threatened, and the results of any completed audits are properly reflected in the Financial Statements of Target. Target has not violated any federal, state, local or foreign tax law.

         (d) No Extension of Limitation Period. Target has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

         (e) All Withholding Requirements Satisfied. All monies required to be withheld by Target and paid to Governmental agencies for all taxes have been (i) collected or withheld and either paid to the respective Governmental agencies or set aside in accounts for such purpose, or (ii) properly reflected in the Financial Statements of Target.

         (f) State Unemployment Taxes. In respect of its most recently completed reporting period and all previous reporting periods, Target has paid state unemployment taxes to all applicable states at the appropriate rates for the wages paid by Target during such period which were subject to such tax.

         (g) Reasonable Expenditures. All amounts paid by Target (i) to officers, employees, consultants and agents as salaries, compensation, and expenses reimbursed by Target, or (ii) as rental payments, have been in amounts which are ordinary and necessary for income tax purposes pursuant to Section 162 of the Internal Revenue Code.

         (h) Tax Liability in Financial Statements. The liabilities (including deferred taxes) shown in Target's December 31, 1998 Financial Statements and to be accrued on the books and records of Target through the Closing Date for taxes, interest and penalties are and will be adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 1998 and take into account net operating losses, investment credits and other carry-overs for periods ended prior to the Closing Date. This subsection shall not apply to the extent that Target is a sub-chapter S corporation under the Code.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 16

         (i) Foreign Investment in U.S. Real Property. The Shareholders are not foreign persons, as such term is used in Section 1445(b)(2) of the Code.

         (j) Tax Exempt Entity. None of the assets of Target are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

         (k) Collapsible Corporation. Target has not at any time consented, and the Shareholders will not permit Target to elect, to have the provisions of
Section 341(f)(2) of the Code apply to it.

         (l) Change in Accounting Method. Target has not voluntarily or involuntarily changed a method of accounting resulting in Target's inclusion of amounts in income pursuant to the adjustment provisions of Section 481 of the Code.

         (m) C corporation. Target is not currently a C corporation as such term is defined in the Internal Revenue Code.

         Section 3.23. Compliance with Laws. Target has complied in all material respects with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Target of any federal, state or local law or regulation that could materially and adversely affect the property or business of Target. Target possesses all necessary licenses, franchises, permits and governmental authorizations material to the conduct of its business as now conducted, all of which are listed in Schedule 3.23.

         Section 3.24. Finder's Fee. Neither Target nor the Shareholders have incurred any obligation for any finder's or broker's fee in connection with the transactions contemplated hereby, except for those identified on Schedule 3.24.

         Section 3.25. Litigation. Except as described in Schedule 3.25, there are no legal actions or administrative proceedings or investigations instituted, or to the knowledge of Target threatened, against or affecting, or that could materially affect, Target, the Stock, or the business of Target. Target is not
(i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Target or its businesses, assets, operations or employees, or (ii) in default with respect to any such order, writ, injunction or decree. Target knows of no basis for any such action, proceeding or investigation.

         Section 3.26. Condition of Fixed Assets. All of the plants, structures and equipment (the "Fixed Assets") owned by Target are in good condition and repair, ordinary wear and tear excepted, for their intended use in the ordinary course of business, (provided, however, that such representations and warranties are intended to describe the condition of such property in general, and not to warrant the condition of each and every item of such property) and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 17

         Section 3.27. Inventory. All of the tangible inventory owned by Target is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. Target has, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         Section 3.28. Books of Account. The books of account of Target have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Target have been properly recorded in such books. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to the usual and typical delinquencies and non-payments, and to Target's standard disconnect and write-off policies which are described in Schedule 3.30.

         Section 3.29. Corporate Name. There are no actions, suits or proceedings pending, or to the knowledge of Target threatened, against or affecting Target that could result in any impairment of the right of Target to use the name "Williamson County Cablevision Company". The use of the name "Williamson County Cablevision Company" does not infringe the rights of any third party nor is it confusingly similar with the corporate name of any third party. After the Closing Date, no person or business entity other than Target will be authorized, directly or indirectly, to use the name "Williamson County Cablevision Company" or any name confusingly similar thereto.

         Section 3.30. Accounts Receivable. Schedule 3.30 sets forth the accounts receivable of Target from sales made as of April 30, 1999 and the payments and rights to receive payments related thereto. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

         Section 3.31. Product Warranties. There is no claim against or liability of Target on account of product warranties or with respect to the manufacture, sale or rental of defective products or services and there is no basis for any such claim on account of defective products or services heretofore manufactured, sold or rented that is not fully covered by insurance.

         Section 3.32. Banking Relations. Set forth in Schedule 3.32 is a complete and accurate list of all arrangements that Target has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         Section 3.33. Ownership Interests of Interested Persons. Except as set forth in Schedule 3.33, no officer, supervisor employee, director or shareholder of Target, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of Target, or any organization that has a


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 18
material contract or arrangement with Target except for ownership of one percent (1%) or less of the outstanding stock of any publicly traded corporation.

         Section 3.34. Investments in Competitors. Shareholders do not own, directly or indirectly, any material interests or has any material investment in any corporation, business or other person that is a competitor of Target within the service area of Target.

         Section 3.35. Employee Matters.

         (a) Cash Compensation. Schedule 3.35(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of Target who are currently compensated at a rate in excess of $12,000 per year and who earned in excess of such amount during the preceding fiscal year. In addition, Schedule 3.35(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of Target during the current and immediately preceding fiscal year of Target, and (ii) any promised increases in Cash Compensation of employees of Target that have not yet been effected.

         (b) Compensation Plans. Schedule 3.35(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by Target or to which Target contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.36(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Target has provided Parent a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will by Target.

         (c) Employees.

                    1) TCA Management Company, a wholly owned subsidiary of
             Parent, may, but shall have no obligation to employ or offer employment to any employee of Target. Within ten (10) days of closing of this Agreement, TCA Management Company will provide to Target, in writing, a list of employees which TCA Management Company desires to employ following the Closing. Prior to Closing, Target shall terminate the employment of all its employees who are not designated for employment by TCA Management Company.

                    2) Nothing in this Section 3.35(c)(l)-(2) or elsewhere in
             this Agreement shall be deemed to make any employee of Target a third party beneficiary of this Agreement.

         (d) Employment Agreements. All written or oral employment agreements (the "Employment Agreements") which exist between Target and its employees, including agreements


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 19
containing covenants not to compete, are listed on Schedule 3.35(d). Target has provided Parent a copy of each written Employment Agreement and a written description of each unwritten Employment Agreement, if any. Except as described on Schedule 3.35(d) Target has no employment agreements, either written or oral, with any employees of Target and none of the employment agreements listed on
Schedule 3.35(d) requires TCA Management Company or Parent to employ any person after the Closing.

         (e) Employee Policies and Procedures. Schedule 3.35(e) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of Target. Target has provided Parent a copy of all written Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by Target, except as prohibited by law.

         (f) Unwritten Amendments. No unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or Employee Policies and Procedures.

         (g) Labor Compliance. Except as set forth in Schedule 3.35(g), Target:

             (i) has been and is in compliance in all material respects with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and

             (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing in excess of $5,000.

         Target has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

         There are no:

             (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints, pending or to the knowledge of Target threatened, against Target before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist, or

             (ii) existing, or to the knowledge of Target threatened, labor strikes, disputes, grievances, controversies or other labor troubles affecting Target and no basis therefor exists.

         (h) Unions. Target has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of Target are represented by any union,


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 20
labor organization or collective bargaining unit. To the knowledge of Target, the employees of Target have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

         (i) Aliens. All employees of Target are citizens of, or are authorized to be employed in, the United States.

         Section 3.36. Employee Benefit Plans.

         (a) Identification. Schedule 3.36(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by Target or to which Target contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. Target has provided Parent with copies of all plan documents, determination letters, pending, determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. After the Closing, Parent shall not be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any Target Employee Benefit Plans currently maintained by Target or any of its ERISA Affiliates, except as required by applicable state or federal law.

         (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations.

         (c) Examinations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

         (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan.

         (e) Claims and Litigation. No claims, suits or other proceeding, are pending, or to the knowledge of Target are threatened, with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

         (f) Qualification. Target has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings are pending, or to the knowledge of Target are threatened, that could result in the revocation of any such favorable determination letter or ruling.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 21

         (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning, of Section 412(n)(6)(B) of the Code) in which Target is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing, basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Schedule 3.36(g) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

         (h) Excise Taxes. Neither Target nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

         (i) MultiEmployer Plans. Neither Target nor any member of a Controlled Group is or ever has been obligated to contribute to a multi employer plan within the meaning of Section 3(37) of ERISA.

         (j) PBGC. No facts or circumstances exist that would result in the imposition of liability against Parent by the Pension Benefit Guaranty Corporation as a result of any act or omission by Target or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

         (k) Medical and Dental Care Claims. Target shall use reasonable efforts to provide a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by Target to its employees involving hospitalization, medical or dental care claims that have exceeded $500 per year for an individual during the period January 1, 1998 to December 31, 1998.

         (l) Retirees. Target does not have any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with Target except as required under applicable law, rule or regulation.

         Section 3.37. Investment Intent. Each Shareholder acknowledges that his or its Closing Shares are being acquired without any view to a transfer, sale, assignment or other distribution thereof other than a transfer, sale, assignment or other distribution not in violation of the Securities Act of 1933, as amended. The Shareholders agree to and shall execute a Letter of Investment Intent relating to their ownership of the Closing Shares in the form of the letter attached hereto as Exhibit


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 22

1.05, and agree to remain subject to the representations, warranties and covenants made therein after the Closing Date.

         Section 3.38. Environmental Matters.

         (a) Environmental Laws. Neither Target nor any of its assets, are currently in violation of, or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), including without limitation (i) the Comprehensive, Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq. as amended from time to time ("CERCLA")) (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time ("RCRA"), and regulations promulgated thereunder, (iii) statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any applicable state statutes, rules or orders pertaining to environmental matters, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of Target.

         (b) Use of Assets. To the knowledge of Target, the assets of Target have never been used in a manner that would be in violation of any of the Environmental Laws, including without limitation, CERCLA or RCRA.

         (c) Permits. Target has not obtained, and is not required to obtain, and Target has no knowledge of any reason Parent will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by Target or by reason of any Environmental Laws.

         (d) Superfund List. To the knowledge of Target, none of the assets owned or leased by Target are on any federal or state "Superfund" list or subject to any environmentally related liens.

         Section 3.39. Certain Payments. To the knowledge of Target, neither Target nor any director, officer or employee of Target has paid or caused to be paid, directly or indirectly, in connection with the business of Target:

         (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

         (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by Target or as otherwise permitted by applicable law).


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 23

         Section 3.40. Accuracy of Information Furnished. All information furnished to Parent by Target hereby or in connection with the transactions contemplated hereby is true, correct and complete in all material respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

         Parent and Sub each represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

         Section 4.01. Organization and Good Standing. Parent and Sub are Texas corporations, both of which are duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite power and authority to carry on the businesses in which they are engaged, to own the properties they own, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         Section 4.02. Authorization and Validity. The execution, delivery and performance by Parent and Sub of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent and Sub. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Parent and Sub and constitute or will constitute legal, valid and binding obligations of Parent and Sub, enforceable against Parent and Sub in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The Closing Shares, when issued in compliance with the provisions of the Agreement, will be validly issued, fully paid, non-assessable, not issued in violation of any preemptive rights, and will be free from all taxes, liens, charges and other encumbrances, subject to the terms and provisions of the Letter of Investment Intent.

         Section 4.03. No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the representative organizational documents of Parent and Sub or any agreement, indenture or other instrument under which Parent or Sub is bound, (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Parent or Sub or the properties or assets of Parent or Sub, or (iii) violate or conflict with any laws, rules or regulations, including but not limited to antitrust laws, or that of any applicable jurisdiction or any applicable public, governmental or regulatory agency or body.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 24

         Section 4.04. Finder's Fee. Neither Parent nor Sub has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 4.05. Closing Shares. Upon consummation of the merger and delivery of the Closing Shares (including additional shares delivered as a result of adjustments called for in this Agreement), each of the Closing Shares will be (a) duly authorized, validly issued, fully paid, and non-assessable, with no personal liability attached thereto, and free and clear of any liens or preemptive rights (unless imposed at the direction of a Shareholder); (b) issued pursuant to a valid exemption from registration under the Securities Act of 1933 and the Texas Securities Act; (c) covered by a valid resale statement filed with the Securities and Exchange Commission; and (d) freely tradable in resale transactions by the Shareholders as of the Closing Date.

                                    ARTICLE V

                             The Covenants of Target

         Target makes the following covenants relating to the period between the date hereof and the Closing.

         Section 5.01. Consummation of Agreement. Target shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         Section 5.02. Business Operations. Except as authorized by this Agreement and its other terms and conditions, Target shall operate its business in the ordinary course and will not introduce any new method of management or operation. Target shall use its best efforts to preserve the business of Target intact, to retain the present customers and suppliers so that they will be available to Parent after the Closing. Target shall not take any action that could adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Target without the prior written consent of Parent or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate at the time of Closing or preclude Target from making such representations and warranties at the Closing.

         Section 5.03. Access. Target shall permit Parent and its authorized representatives full access to, and make available for inspection, all of the assets and business of Target, including its employees, customers and suppliers, and permit Parent and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of Target as Parent and its representatives may request, all for the sole purpose of permitting Parent to become familiar with the business and assets and liabilities of Target.

         Section 5.04. Material Change. Target shall promptly inform Parent in writing, of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Target. Notwithstanding the disclosure to Parent of any such material adverse change, Target shall not be relieved of any liability for, nor shall the providing of such


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 25
information by Target to Parent be deemed a waiver by Parent of the breach of any representation or warranty of Target contained in this Agreement.

         Section 5.05. Approvals of Third Parties. Target, with the cooperation and assistance of Parent and Sub, shall use its best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

         Section 5.06. Employee Matters. Target shall not, without the prior written approval of Parent, except as required by law:

         (a) increase the Cash Compensation of any employee of Target;

         (b) adopt, amend or terminate any Compensation Plan, Employment Agreement, Employee Policies and Procedures or Employee Benefit Plan;

         (c) institute, settle or dismiss any employment litigation;

         (d) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit;

         (e) take or fail to take any action with respect to any past or present employee of Target that could adversely affect the business of Target;

         (f) take any action that would deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries;

         (g) fail to pay any premium or contribution due with respect to any Employee Benefit Plan;

         (h) fail to file any return or report with respect to any Employee Benefit Plan; or

         (i) take or fail to take any action that could adversely affect any Employee Benefit Plan.

         Section 5.07. Contracts. Except with Parent's prior written consent, Target shall not waive any right or cancel any contract, debt or claim or assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale, except in the ordinary course of business.

         Section 5.08. Changes in Inventory. Target shall not alter the physical contents or character of its raw materials, work-in-process or finished goods inventory or the mixture of products in its finished goods inventory so as to affect the nature of its business or result in a change in the total dollar valuation thereof.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 26

         Section 5.09. Capital Assets; Payments of Liabilities. Target shall not, without the prior written approval of Parent, (i) acquire or dispose of any capital asset, or (ii) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements, or (b) current liabilities and obligations incurred in the ordinary course of business and, in the case of either (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

         Section 5.10. Mortgages, Liens and Guaranties. Target shall not, without the prior written approval of Parent, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

         Section 5.11. No Negotiation with Others. Target shall not solicit or participate in negotiations with (and Target shall use its best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of Target from negotiating with, soliciting or participating, in negotiations with) any third party with respect to the sale of the business of Target or any transaction inconsistent with those contemplated hereby.

         Section 5.12.

         (a) Income Tax Refunds. The Shareholders have no claim to or interest in any income tax refunds which Target may receive after the Closing Date relating to tax periods prior to the Closing Date.

         (b) Cooperation. The Target, on the one hand, and Parent and Sub, on the other hand, shall each provide such assistance to the other as may be reasonably requested in connection with the preparation of any tax return required to be filed in respect of Target or any of the Shareholders, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for taxes, or any claim for refund in respect of such taxes, and the Shareholders, Parent and Sub will retain, and upon request provide, any records or information which may be relevant to such return, audit, examination, proceeding or claim. Such assistance shall include
(i) making employees or counsel available at and for reasonable times to provide additional information and explanation of any material to be provided hereunder, and (ii) furnishing access to, and permitting the copying of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination, proceeding or claim.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 27

         Section 5.13. Registration Statement. Target and Shareholders shall provide to Parent such information and assistance as Parent may request in connection with Parent's efforts to prepare, file and maintain the effectiveness of the Registration Statement.

         Section 5.14. Section 626 of the Cable Act. Target represents that it has duly and timely filed a valid notice of renewal under Section 626 of the Cable Act with the appropriate governmental authority with respect to any Systems Franchises that will expire within 36 months of the Closing Date.

         Section 5.15. Required Consents; Franchise Renewal.

         (a) Target will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of the Required Consents and any other consent, authorization or approval required to be obtained by Target in connection with the transactions contemplated by this Agreement, substantially in the form attached hereto as Exhibit 5.15 and deliver to Parent copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by Target; provided, however, that Target will afford Parent the opportunity to review, approve and revise the form of Required Consent prior to delivery to the third party whose consent is sought. Parent will cooperate with Target to obtain all Required Consents. Neither Party will accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the Systems Franchises, Systems Licenses, Systems Contracts or leases or documents evidencing Leased Property or Other Real Property Interests of its Cable Business that are not acceptable to the other.

         Section 5.16. Hart-Scott-Rodino Filing. Target agrees to cooperate with Parent to file, or caused to be filed, at the expense of Parent, on such date as Parent, Sub and Target shall mutually agree, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), as amended, within ten (10) business days after the date of this Agreement and to request early termination of the waiting period following the filing thereof, (b) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (c) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications (and the substance thereof) with, the FTC or DOJ that relates to the transaction contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 28

                                   ARTICLE VI

                           Covenants of Parent and Sub

         Section 6.01. Consummation of Agreement. Parent and Sub shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         Section 6.02. Registration of Resale of Closing Shares. Parent and Sub shall as a condition to closing (i) on or prior to May 1, 1999, or as soon as possible thereafter, file with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") registering, under the Securities Act the sale by Shareholders of the Closing Shares, (ii) cause the Registration Statement to be declared effective by the Commission and pursuant to Sections 1.04 and 3.38 herein, and
(iii) maintain the effectiveness of the Registration Statement for a period of two (2) years from the Closing Date. Parent and Sub shall at the expiration of two (2) years from the Closing Date also cause the deletion of any registration-related legends on the Closing Shares.

         Section 6.03. Hart-Scott-Rodino Filing. Parent and Sub agree to (a) file, or caused to be filed, at the expense of Parent, on such date as Parent, Sub and Target shall mutually agree, with the U.S. Department of Justice (DOJ) and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), as amended, within ten (10) business days after the date of this Agreement and to request early termination of the waiting period following the filing thereof, (b) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (c) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications (and the substance thereof) with, the FTC or DOJ that relates to the transaction contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

         Section 6.04. Continuity of Business Enterprise. Parent and Sub agree that Sub will continue to operate the historic business of Target or use a significant portion of Target's historic business assets in a business, as required by the continuity of business enterprise doctrine as set forth in Treas. Reg. Section 1.368-1(d).

                                   ARTICLE VII

                          Parent's Conditions Precedent

         Except as may be waived in writing by Parent and Sub, the obligations of Parent and Sub hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 29

         Section 7.01. Representations and Warranties. The representations and warranties of Target and the Shareholders contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date; and Parent and Sub shall have received a certificate from each of Target's President, dated as of the Closing Date, to the foregoing effect.

         Section 7.02. Covenants and Conditions. Target shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by Target prior to the Closing Date; and Parent and Sub shall have received a certificate from each of Target's President, dated as of the Closing, Date, to the foregoing effect.

         Section 7.03. Proceedings. No action, precaution or order by any court or governmental body or agency shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 7.04. No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Target shall have occurred since the date of the most recent balance sheet of each included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of Target.

         Section 7.05. Resignations of Directors and Officers. Parent and Sub shall have received the resignations of the directors and officers of Target to the extent requested.

         Section 7.06. Closing Deliveries. Parent shall have received all documents referred to in Section 2.01 hereof, duly executed in form satisfactory to Parent and its counsel.

         Section 7.07. Tax Affidavit. Parent shall have received a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of Target, signed under penalties of perjury and dated as of the date of the Closing Date, to the effect that Target is not a foreign person (as such term is defined in Section 1445(f)(3) of the Code) and providing Target's United States taxpayer identification number.

         Section 7.08. Contemporaneous Closing. Closing of this Agreement and Plan of Reorganization must occur contemporaneously with the closing of the Agreement and Plan of Reorganizations between Parent, Sub and Cablevision of Pflugerville, Inc. and Cablevision of Leander, Inc. to be final and effective.

         Section 7.09. HSR Act. All waiting periods of the HSR Act applicable to this Agreement or the transactions contemplated by this Agreement to be consummated at the Closing shall have expired or been terminated.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 30

                                  ARTICLE VIII

             The Conditions Precedent of Target and the Shareholders

         Except as may be waived in writing by Target and the Shareholders, the obligations of Target and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         Section 8.01. Representations and Warranties. The representations and warranties of Parent and Sub contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all material respects as of the Closing Date; and Parent and Sub shall have delivered to the Shareholders certificates of Parent's and Sub's respective President or Vice President, dated as of the Closing Date, to the foregoing effect.

         Section 8.02. Covenants and Conditions. Parent and Sub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Parent shall have delivered to the Shareholders certificates of Parent's and Sub's President or Vice President, dated as of the Closing Date, to the foregoing effect.

         Section 8.03. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 8.04. Closing Deliveries. Target or the Shareholders, as the case may be, shall have received all documents referred to in Section 2.02.

         Section 8.05. Contemporaneous Closing. Closing of this Agreement and Plan of Reorganization must occur contemporaneously with the closing of the Agreement and Plan of Reorganizations between Parent, Sub and Cablevision of Pflugerville, Inc. and Cablevision of Leander, Inc. to be final and effective.

         Section 8.06. HSR Act. All waiting periods of the HSR Act applicable to this Agreement or the transactions contemplated by this Agreement to be consummated at the Closing shall have expired or been terminated.

         Section 8.07. Registration Statement Effective. The registration statement filed by Parent pursuant to Section 1.05 shall have been declared effective and sales of securities may be made thereunder.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 31

                                   ARTICLE IX

                              Post Closing Matters

         Section 9.01. Further Instruments of Transfer. Following the Closing, at the request of Parent, the Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

                                    ARTICLE X

                                    Remedies

         Section 10.01. Indemnification by the Shareholders. Subject to the terms and conditions of this Article, the Shareholders agree to indemnify, defend and hold Parent and Sub and their respective directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively "Damages"), asserted against or incurred by any of such indemnitees by reason of or resulting from:

         (a) a breach of any representation, warranty or covenant of Target or the Shareholders contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or

         (b) the violation or alleged violation, on or before the Closing Date, of any Environmental Law, and any and all matters arising out of any act, omission, event or circumstance existing, or occurring on or prior to the Closing Date (including without limitation the presence on the Real Property or release from the Real Property, or the generation by Target or any Shareholder of hazardous substances or solid waste disposed or otherwise released prior to the Closing Date), regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of its existence or occurrence. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposed" shall have the meanings specified in RCRA; provided that to the extent that any applicable statute of any state, any subdivision thereof or any other governmental body or agency of competent jurisdiction over the matter, establish a meaning for "hazardous substance," "release," "solid waste" or "disposed" that is broader than that specified in either CERCLA or RCRA, such broader meaning, shall apply.

         (c) The provisions of this Section 10.01 shall survive the Closing two
(2) years after the Closing Date, and after such date the Shareholders shall have no liability whatsoever to Parent, Sub or their directors, officers, agents, attorneys or affiliates for any of the matters made the subject of this
Section 10.01.

         Notwithstanding anything to contrary above:

         (d) (i) Target and Shareholders shall not be required to indemnify or otherwise be liable to Parent and Sub for any breach of a representation or warranty, or for the breach of any


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 32
covenant to be performed prior to the Closing, except to the extent the losses suffered or incurred by Parent or Sub arising from all such breaches by Target and Shareholders exceed in the aggregate $50,000.

             (ii) Target and Shareholders shall not be required to indemnify or otherwise be liable to Parent and Sub for any breach of a representation or warranty, or for the breach of any covenant to be performed prior to the Closing, to the extent the losses suffered or incurred by Parent and Sub exceed in the aggregate $2,000,000.

         Section 10.02. Indemnification by Parent.

         (a) Subject to the terms and conditions of this Article, Parent hereby agrees to indemnify, defend and hold Target and the Shareholders and their respective directors, officers, agents, attorneys and affiliates harmless from:

         (b) All damages asserted against or incurred by any of such indemnitees by reason of or resulting, from a breach of any representation, warranty or covenant of Parent or Sub contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or

         (c) The violation or alleged violation, after the Closing Date, of any Environmental Law, and any and all matters arising out of any act, omission, event or circumstance existing or occurring after the Closing Date (including without limitation the presence on the Real Property or release from the Real Property, or the generation by Parent or Sub of hazardous substances or solid waste disposed or otherwise released after the Closing Date), regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of its existence or occurrence. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposed" shall have the meanings specified in RCRA; provided that to the extent that any applicable statute of any state, any subdivision thereof or any other governmental body or agency of competent jurisdiction over the matter, establish a meaning for "hazardous substance," "release," "solid waste" or "disposed" that is broader than that specified in either CERCLA or RCRA, such broader meaning, shall apply.

         (d) The provisions of this Section 10.02 shall survive the Closing two
(2) years after the Closing Date, and after such date Parent and Sub shall have no liability whatsoever to the Shareholders for any of the matters made the subject of this Section 10.02.

         Section 10.03. Conditions of Indemnification. The respective obligations and liabilities of the Shareholders and Parent (the "indemnitor") to the other parties (the "indemnitees") under Sections 10.01 and 10.02 with respect to claims resulting from the assertion of liability by third parties, shall be subject to the following terms and conditions:


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 33

         (a) In the event that a legal proceeding or action is commenced against the indemnitees with respect to any indemnified matter, that indemnitees promptly will provide written notice thereof to the indemnitor (but in no event later than ten (10) days after receipt of notice), together with a copy of any claim, process or other legal pleading. The indemnitor will undertake the defense thereof, as its expense, by counsel of its own choosing and reasonably acceptable to the indemnitees; provided that the indemnitees may participate in all aspects of the defense with, or without, counsel of its own choice. In the event that the indemnitees elect to retain additional counsel of their own choice, the fees and expenses of said counsel shall be the exclusive responsibility of the indemnitees unless (i) the indemnitor has agreed to pay such fees and expenses, (ii) the indemnitor has failed to undertake the defense of such action, or (iii) if the nature of any action presents a conflict between the interests of the indemnitor and the indemnitees, or the indemnitees have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnitor (in which case, if the indemnitees inform the indemnitor in writing that it elects to employ separate counsel at the expense of the indemnitor, the indemnitor shall have no further right to participate in or undertake the defense of such action on behalf of the indemnitees except with respect to payment of full indemnification for any Damages).

         (b) Except for failure by the indemnitees to provide notice as provided for above in subsection (a) in the event that the indemnitor, on or before the thirtieth day after receipt of notice of any such action, or, if applicable and earlier, on or before the tenth day preceding the day on which an answer, appearance or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim or other prejudice to the indemnitees, fails to undertake the defense of such action, the indemnitees will have the right to retain counsel of their own choosing and undertake the defense, compromise or settlement of such claim for the account and risk of the indemnitor without waiving the indemnitees's right to full indemnification from the indemnitor and at the indemnitor's expense, subject to the right of the indemnitor to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof with counsel reasonably acceptable to the indemnitees.

         (c) Notwithstanding the foregoing, the indemnitor shall not settle any claim asserted against the indemnitees without the prior consent of the indemnitees unless such settlement involves only the payment of money and the claimant provides the indemnitees with a release from all liability in respect of such claim. If the settlement of any claims involves more than the payment of money, the indemnitor shall not settle the claim without the prior written consent of the indemnitees, which consent shall not be unreasonably withheld. In the event the indemnitor has not undertaken the defense, as described above, with respect to any claim resulting from the assertion of liability by third parties, the indemnitor may settle any claim without prior notice to and consent of the indemnifying party, and indemnitor agrees to promptly, and in any event within thirty days after receipt of written demand, reimburse indemnitees for all Damages, including without limitation all amounts paid or incurred in connection with such settlement, together with attorneys' fees, costs and expenses and other costs incurred in connection with defense of the claim.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 34

         (d) The indemnitees and indemnitor will each cooperate with all reasonable requests of the other.

         Section 10.04. Remedies Not Exclusive. Except as otherwise specifically provided herein, the remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                                   ARTICLE XI

                                   Termination

         Section 11.01. Termination. This Agreement may be terminated:

         (a) At any time prior to the Closing Date by mutual agreement of all parties.

         (b) At any time prior to the Closing Date by Parent if any representation or warranty of Target or the Shareholders contained in this Agreement or in any certificate or other document executed and delivered by Target or the Shareholders pursuant to this Agreement is or becomes untrue or breached in any material respect, or if Target or the Shareholders fail to comply in any material respect with any covenant contained herein.

         (c) At any time prior to the Closing Date by the Shareholders if any representation or warranty of Parent or Sub contained in this Agreement or in any certificate or other document executed and delivered by Parent or Sub pursuant to this Agreement is or becomes untrue or breached in any material respect or if Parent or Sub fails to comply in any material respect with any covenant contained herein.

         (d) After the Closing Date by Parent if the conditions stated in
Article VII have not been satisfied by the Closing Date.

         (e) After the Closing Date by the Shareholders if the conditions stated in Article VIII have not been satisfied by the Closing Date.

         (f) At any time prior to the Closing Date by the Shareholders if the Agreement and Plan of Merger by and among Cox Communications, Inc., Cox Classic Cable, Inc. and TCA Cable TV, Inc., dated May 11, 1999, is terminated by any party to that Agreement and Plan of Merger.

         (g) Prior to the Closing Date by the Shareholders if the Cox Communications, Inc., Ten Day Cox Weighted Average Stock Price is below $34.50.

         "Ten Day Cox Weighted Average Stock Price" means the quotient of (a) the sum of ten products determined by multiplying (i) the Daily Closing Stock Price for a share of Cox Communications, Inc.'s Class A Common Stock for each of the ten consecutive NYSE trading days


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 35
ending on the second trading day prior to the Closing Date by (ii) the number of shares of Cox Communications, Inc.'s Class A Common Stock traded on the NYSE on the day on which each such Daily Closing Stock Price occurred divided by (b) the aggregate number of shares of Cox Communications, Inc.'s Class A Common Stock traded on the NYSE during such ten trading day period.

         "Daily Closing Stock Price" means, with respect to any NYSE trading day, the amount obtained by multiplying the trading volume of the Cox Communications, Inc.'s Class A Common Stock on the NYSE for such day by the closing sales price, regular way (or, if there is no such closing sales price of the Cox Communications, Inc.'s Class A Common Stock on such day, the last bid price of the Cox Communications, Inc.'s Class A Common Stock.

         "Cox Communications, Inc. Class A Common Stock" means the Class A Common Stock, par value $1.00 per share, of Cox Communications, Inc.

         In the event this Agreement is terminated pursuant to subparagraph (b),
(c), (d), (e), (f) or (g) above, Parent, Sub, Target and the Shareholders shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                                   ARTICLE XII

                                  Miscellaneous

         Section 12.01. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses), except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party, or (ii) proving that another party breached any of the terms of this Agreement.

         Section 12.02. Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, or any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 36

         Section 12.03. Offset. Any and all amounts owing, or to be paid by Parent to the Shareholders hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by the Shareholders to Parent in respect of any failure or breach of any representation, warranty or covenant of Target or the Shareholders under or in connection with this Agreement, the Agreement Not to Compete or any other agreement with Parent or any transaction contemplated hereby or thereby, as reasonably determined by Parent. If Parent determines that such offset is appropriate, thirty (30) days' written notice shall be given to Shareholders of such determination on or prior to the due date of the payment to be reduced.

         Section 12.04. Knowledge. "Knowledge," "have no knowledge of," or "do not know of"and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any employee of such entity after reasonable investigation and inquiry by the principal executive officer of such entity.

         Section 12.05. Specific Performance. Each of the parties hereto acknowledges that a refusal by any other party to consummate the transactions contemplated hereby will cause irreparable harm to each other party for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, each of the parties hereto shall be entitled in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief.

         Section 12.06. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         Section 12.07. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Parent to an affiliate of Parent.

         Section 12.08. Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 12.09. Entire Agreement. This Agreement, the Agreement of Merger and the agreements contemplated hereby and thereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 12.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 37
be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 12.11. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Target, the Shareholders, Sub or Parent pursuant to this Agreement shall be deemed to have been representations and warranties by Target or Parent and Sub, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for two (2) years from the date of Closing.

         Section 12.12. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 12.13. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 12.14. Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 12.15. Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

         Section 12.16. Confidentiality, Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules applicable to issuers whose securities are traded on the National Association of Securities Dealers Automatic Quotation System, and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in conducting an examination of the operations and assets of Target.

         Section 12.17. Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing, and given by


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 38
depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

         If to Parent or Sub:
                           3015 SSE Loop 323
                           Tyler, Texas 75701
                           Attn: Fred R. Nichols, President
                           Ph.: (903) 595-3701
                           Fax: (903) 596-9008

          with a copy to:
                           Jeffrey W. Brown, General Counsel
                           3015 SSE Loop 323
                           Tyler, Texas 75701
                           Ph.: (903) 595-3701
                           Fax: (903) 596-9008

          If to the Shareholders:
                           Mr. John Muraglia
                           Meridian Communications, Inc.
                           670 Marian Street
                           Denver, Colorado 80202

                           Mr. Dale Hoffman
                           111 North College Street
                           Georgetown, Texas 78626

                           Mrs. Lola H. McDaniel
                           Ms. Melissa Lyons Gardner
                           Mr. Mark A. Lyons
                           c/o Mr. John W. Lyons, Jr.
                           2831 Palmer Hwy.
                           Texas City, Texas 77592

         with a copy to:
                           Mr. Chris Cahill
                           Mills, Shirley, Eckel & Bassett
                           P.0. Box 1943
                           Galveston, Texas 77553-1943


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 39

         Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         Section 12.18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


         EXECUTED as of the dates set forth below to be effective as of the date first above written.

                                   TCA CABLE TV, INC., a Texas corporation

Date:    6/25/99                   By:    /s/ Robert A. Roseman
     ----------------                 ------------------------------------------
                                   Name:  Robert A. Roseman
                                        ----------------------------------------
                                   Title: Vice President - Business Development
                                         ---------------------------------------

                                   TCA CABLE TV OF CENTRAL TEXAS, INC.,
                                   a Texas corporation

Date:    6/25/99                   By:    /s/ Jeffrey W. Brown
     ----------------                 ------------------------------------------
                                   Name:  Jeffrey W. Brown
                                        ----------------------------------------
                                   Title: Secretary and General Counsel
                                         ---------------------------------------

                                   WILLIAMSON COUNTY CABLEVISION
                                   COMPANY, INC., a Texas corporation

Date:    6/25/99                   By:    /s/ Dale Hoffman
     ----------------                 ------------------------------------------
                                   Name:  Dale Hoffman
                                        ----------------------------------------
                                   Title: President
                                         ---------------------------------------

                                   SHAREHOLDERS

Date:                              By:
     ----------------                 ------------------------------------------
                                      Name: John Muraglia

Date:    6/25/99                   By:    /s/ Dale Hoffman
     ----------------                 ------------------------------------------
                                      Name:  Dale Hoffman

Date:    6/25/99                   By:    /s/ Lola H. McDaniel
     ----------------                 ------------------------------------------
                                      Name: Lola H. McDaniel

                                   The Estate of Moran K. McDaniel


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 40

Date:    6/25/99                   By:   /s/ Melissa Lyons Gardner
     ----------------                 ------------------------------------------
                                      Name:  Melissa Lyons Gardner
                                      Title:  Co-Executor

Date:    6/25/99                   By:   /s/ Mark A. Lyons
     ----------------                 ------------------------------------------
                                      Name:  Mark A. Lyons
                                      Title:  Co-Executor


                                  AGREEMENT AND PLAN OF REORGANIZATION - Page 41